Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 25 day of March 2009, by and between Advanced Voice Recognition Systems, Inc., a Nevada corporation (“Surviving Corporation”), and NCC, LLC, a Colorado limited liability company (“NCC”). Each of Surviving Corporation and NCC is sometimes referred to individually as a “Constituent Entity”, and they are sometimes referred to jointly as the “Constituent Entities”.

RECITALS

        WHEREAS, Surviving Corporation is a Nevada corporation, formed and existing under the laws of the State of Nevada, and NCC is a Colorado limited liability company, formed and existing under the laws of the State of Colorado.

        WHEREAS, NCC is a wholly-owned subsidiary of Surviving Corporation.

        WHEREAS, the board of directors of Surviving Corporation have determined it is desirable and in the best interests of Surviving Corporation, upon the terms and subject to the conditions herein stated, that NCC be merged with and into Surviving Corporation (the “Merger”).

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the State of Nevada and subject to the terms and conditions set forth herein, that NCC shall be merged with and into Surviving Corporation and such parties further hereby adopt and agree to the following agreements, terms and conditions relating to the Merger and the manner of carrying the same into effect:

         1.        Recitals. The foregoing recitals to this Agreement are incorporated in and made a part of this Agreement.

         2.        Name of Constituent Entities. The names of the entities proposing to merge are Advanced Voice Recognition Systems, Inc., a Nevada corporation, and NCC, LLC, a Colorado limited liability company, and the surviving corporation is the Nevada corporation.

         3.        Terms and Conditions of the Merger.

                     3.1   Surviving Corporation. Upon the terms hereof, and in accordance with the provisions of the Nevada Business Corporations Act and the Colorado Business Corporations Act, effective upon filing of the Articles of Merger with the State of Nevada (the “Effective Time”), NCC shall be merged with and into Surviving Corporation, in accordance with Section 92A.180 of the Nevada Revised Statutes, and Surviving Corporation shall be the surviving corporation. Upon consummation of the Merger at the Effective Time, Surviving Corporation shall continue to be governed by the laws of the State of Nevada, and the separate formation and existence of NCC shall cease.

                    3.2   Manner and Basis of Converting Shares. Surviving Corporation owns all issued and outstanding member interests of NCC. Upon consummation of the Merger at the Effective Time, all member interests of NCC shall automatically be canceled or retired and shall cease to exist, without any consideration delivered in exchange thereof.

         4.        Articles of Merger and Statement of Merger; Effect of Merger.

                    4.1   Articles of Merger and Statement of Merger. The Merger shall be consummated in accordance with the terms and conditions of (i) this Agreement; (ii) the Articles of Merger which is to be filed with the Secretary of State of the State of Nevada (the “Articles of Merger”), and (iii) the Statement of Merger which is to be filed with the Secretary of State of the State of Colorado (the “Statement of Merger”), which items (ii) and (iii) are hereby incorporated into this Agreement by reference.

                    4.2   Effect of Merger. Upon consummation of the Merger at the Effective Time NCC shall merge with and into Surviving Corporation, which shall be the surviving corporation, and NCC shall cease to exist. Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each Constituent Entity, and all the rights, privileges, powers and franchises of each Constituent Entity and all property, real, personal and mixed, and all debts due to either of the Constituent Entity on whatever account, for stock subscriptions, as well as all other things in action or belonging to each Constituent Entity, shall be vested in Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of Surviving Corporation as effectually as they were of the Constituent Entity, and the title to any real estate vested by deed or otherwise, in either of the Constituent Entity, shall not revert or be in any way impaired; and all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Entities shall attach to Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by Surviving Corporation.

           5.       Additional Terms and Conditions

                     5.1   Articles of Incorporation. Effective as of the Effective Time, the Articles of Incorporation of Surviving Corporation shall be unchanged.

                 5.2 Bylaws. Effective as of the Effective Time, the Bylaws of Surviving Corporation shall be unchanged.

                 5.3 Board of Directors and Officers. Effective as of the Effective Time, the board of directors and officers of the Surviving Corporation shall be unchanged.

           6.        Miscellaneous

                    6.1   Entire Agreement; Amendment. This Agreement (including the Articles of Merger and the Statement of Merger incorporated herein by reference) contains the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified, supplemented or amended only by a writing duly executed by both parties.

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        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger the year and date first written above.

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

By:	/s/ Walter Geldenhuys
Name:	Walter Geldenhuys
Title:	President, Chief Executive Officer and Chief Financial Officer

NCC, LLC

By:	/s/ Walter Geldenhuys
Name:	Walter Geldenhuys
Title:	Operations Manager